Exhibit 3.25

CERTIFICATE OF FORMATION

OF

VOICESTREAM PCS I L.L.C.

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST: The name of the limited liability company (hereinafter called the “limited liability company”) is VoiceStream PCS I L.L.C.

SECOND: The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are: Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805.

Executed on April 5, 1999.

/s/ Angela R. Morrill
Angela R. Morrill

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF

VOICESTREAM PCS I L.L.C.

1. Name of Limited Liability Company: VoiceStream PCS I L.L.C.

2. The Certificate of Formation of the limited liability company is hereby amended by striking out Article FIRST thereof and by substituting in lieu of said Article the following new Article FIRST:

“FIRST: The name of the limited liability company (hereinafter called the “limited liability company”), is T-Mobile Central LLC.”

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 30th day of September, 2005

By	/s/ David A. Miller
David A. Miller, Senior Vice President, General Counsel & Secretary